For the period ending August 31, 1996             Attachment 77C

File Number 811-5014

                         PaineWebber Municipal Series

A special meeting of shareholders was held on April 10, 1996, at which the following proposals were approved:

Approval of the proposed changes to the Trust s fundamental investment restrictions and policies:

  1.  Modification of Fundamental Restriction on Concentration;
  2.  Modification of Fundamental Restriction on Senior Securities and
  Borrowing;
  3.  Modification of Fundamental Restriction on Making Loans;
  4.  Modification of Fundamental Restriction on Underwriting Securities;
  5.  Modification of Fundamental Restriction on Real Estate Investments;
  6.  Modification of Fundamental Restriction on Investing in Commodities;
  7.  Elimination of Fundamental Restriction on Margin Transactions;
  8.  Elimination of Fundamental Restriction on Short Sales;
  9. Elimination of Fundamental Restriction on Investments in Oil, Gas and Mineral Leases and Programs; and
  10. Elimination of Fundamental Restriction on Investments in Other Investment Companies.

For each of the proposals listed above the votes were as follows:

                         Shares          Shares
                         For Voted      Voted Against   Shares Abstain

Municipal High
Income Fund             5,203,624          95,169           309,966


New York Tax-Free
Fund                    2,644,032          41,582           239,239



     In addition to the items noted above, the Trust's shareholders elected board members. Pursuant to Instruction 2 of Sub-Item 77C of Form N-SAR, it is not necessary to provide in this exhibit details concerning shareholder action on this proposal since there were no solicitations in opposition to the registrant's nominees and all of the nominees were elected.

     A more complete description of the proposal referred to above is hereby incorporated by reference to the Trust's proxy materials dated February 28, 1996 relating to the Special Meeting of Shareholders. These Schedule 14A materials were filed with the Securities and Exchange Commission via EDGAR on February 28, 1996, the accession code number was 0000950112-96-000634.





For period ending August 31, 1996             Attachment 77D

File Number 811-5014


                         PaineWebber Municipal Series


     Municipal High Income Fund and New York Tax-Free Fund amended their investment policies to allow for the current use of options and futures strategies, including interest rate futures.